Exhibit 10.1

ADDENDUM XX
TO
SPRINT PCS MANAGEMENT AGREEMENT

Manager:	Shenandoah Personal Communications, LLC

Service Area:	Altoona, PA BTA #12
Beckley, WV BTA #35
Bluefield, WV BTA #48
Charleston, WV BTA #73
Charlottesville, VA BTA #75
Clarksburg—Elkins, WV #82
Cumberland, MD BTA #100
Danville, VA BTA #104
Fairmont, WV BTA #137
Hagerstown, MD-Chambersburg, PA-Martinsburg, WV BTA #179
Harrisburg, PA BTA #181
Harrisonburg, VA BTA #183
Huntington, WV--Ashland, KY BTA #197
Lynchburg, VA BTA #266
Martinsville, VA BTA #284
Morgantown, WV BTA #306
Parkersburg, WV BTA #342
Portsmouth, OH BTA #359
Roanoke, VA BTA #376
Staunton--Waynesboro, VA BTA #430
Washington, DC (Jefferson County, WV only) BTA#461
Winchester, VA BTA #479
York-Hanover, PA BTA #483

This Addendum XX, dated as of March 9, 2017, contains certain additional and supplemental terms and provisions to that certain Sprint PCS Management Agreement and the Sprint PCS Services Agreement, each entered into as of November 5, 1999, by the same parties as this Addendum (or their predecessors in interest) excluding, however, Horizon Personal Communications, LLC, an Ohio limited liability company (“Horizon”), which is becoming a party to the Management Agreement and the Services Agreement by entering into this Addendum.  The Management Agreement and the Services Agreement were previously amended by Addenda I-XIX (as so amended, the “Management Agreement” and the “Services Agreement,” respectively).  The terms and provisions of this Addendum control, supersede and amend any conflicting terms and provisions contained in the Management Agreement and the Services Agreement.  Except for express modifications made in this Addendum, the Management Agreement and the Services Agreement continue in full force and effect.

WirelessCo, L.P., a Delaware limited partnership, PhillieCo, L.P., a Delaware limited partnership, and APC PCS, LLC, a Delaware limited liability company, were originally Sprint PCS parties to the Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions (as amended, the “Relationship Agreements”).  Effective March 24, 2016, (a) WirelessCo, L.P. was converted to a Delaware limited liability company known as WirelessCo, LLC, and (b) PhillieCo, L.P. was converted to a Delaware limited liability company known as PhillieCo, LLC.  Effective November 30, 2016, APC PCS, LLC was merged into Sprint Spectrum L.P., a Delaware limited partnership.  Effective December 30. 2016, PhillieCo, LLC was merged into Sprint Spectrum L.P., with Sprint Spectrum L.P. as the surviving entity.   On January 31, 2017, WirelessCo, LLC was merged into Sprint Spectrum L.P., with Sprint Spectrum L.P. as the surviving entity.  The cumulative effect of these organizational changes is that Sprint Spectrum L.P. has succeeded to the interests of WirelessCo, L.P., PhillieCo, L.P. and APC PCS, LLC under the Relationship Agreements.

Capitalized terms used and not otherwise defined in this Addendum have the meanings ascribed to them in the Management Agreement or the Services Agreement. Section and Exhibit references are to Sections and Exhibits of the Management Agreement or the Services Agreement, as applicable, unless otherwise noted.

This Addendum is effective on the date written above (the “Effective Date”).

On the Effective Date, the parties agree as follows:

1.
Transfer of nTelos Assets.  Manager has informed Sprint PCS that the nTelos assets used by Manager to provide wireless services in the nTelos Expansion Area (“nTelos Assets”) have been conveyed to Manager by a merger of nTelos and its subsidiaries with and into Manager, with Manager as the surviving entity.  Sprint PCS acknowledges that so long as the nTelos Assets remained the property of nTelos at the time of the merger described in the preceding sentence, Manager has satisfied its obligation under Section 1 of Addendum XVIII.  The nTelos Expansion Area has the meaning provided in Addendum XVIII.

2.	Amounts Payable by Manager. The last paragraph of Section 1.1 of the Management Agreement is amended to read as follows:

Subject to the terms and conditions of this Agreement, including, without limitation, Sections 1.9, 9.5 and 12.1.2, Sprint PCS has the right to unfettered access to the Service Area Network to be constructed by Manager under this Agreement.  Except with respect to the payment obligations under Sections 1.4, 1.9.2, 1.10, 3.1.7, 3.8, 4.4, 9.3, 10.2, 10.4, 10.5, 10.6, 10.8, 10.9, 12.1.2 and Article XIII of this Agreement, Sections 2.1.1(d), 2.1.2(b), 3.2, 3.3, 3.4, 5.1.2, 3.5 and Article VI of the Services Agreement and any payments arising as a result of any default of the parties’ obligations under this Agreement and the Services Agreement, any payments arising from the exercise of a purchase option by either party, the Fee Based on Billed Revenue described in Section 10.2.1 of this Agreement, the Prepaid Management Fee described in Section 10.2.7.3 of this Agreement, the LTE Fee described in Section 10.2.7.4 of this Agreement, the Command Center Fee described in Section 10.2.7.5 of this Agreement and the Net Service Fee, the Prepaid CPGA Fee, Prepaid CCPU Fees and LTE Data Core Services Fee described in the Services Agreement, the amounts payable by Manager under Sections 5, 15 and 24 of Addendum XVIII to the Management Agreement, and the amounts payable under Sections 7, 8 and 11 of Addendum XX will constitute the only payments between the parties under the Management Agreement, the Services Agreement and the Trademark License Agreements.

3.
Service Area.  On the Closing Date, as defined in that certain Master Agreement – Parkersburg, of even date herewith among Sprint Spectrum L.P., Horizon and Manager (“Parkersburg Master Agreement”), the Service Area is hereby expanded to include the area described in the attached Exhibit A (the “Expansion Area”).

4.
Build Out Area.  On the Closing Date, the current Build Out Plan Table, Build Out Plan Description and Build Out Plan Map attached as Schedule 2.1 to the Management Agreement are amended to include the Build Out Plan Table, Build Out Plan Description and Build Out Plan Map described in the attached Exhibit B. Manager will, at its sole cost and expense, update, configure and thereafter maintain and support the Expansion Area as part of the Service Area Network (including enabling and providing the use of 2.5 GHz spectrum technology and services) in accordance with (a) the attached Build Out Plan Table, Build Out Plan Description and Build Out Plan Map, (b) all Program Requirements adopted by Sprint PCS, and (c) all applicable federal and local laws and regulations (the “Expansion Update”).     Manager will use its best efforts to complete the Expansion Update by March 31, 2020 or sooner if required due to license requirements (the “Target Completion Date”), it being understood that matters that are not within the reasonable control of Manager, including, without limitation, availability of equipment and determinations of governmental authorities with respect to zoning and land use, but excluding financial inability, may affect Manager’s ability to complete the build out of the Expansion Area by the Target Completion Date.  If Manager fails to complete the build out of the Expansion Area by the Target Completion Date, it will continue to use best efforts to achieve completion as soon as practicable thereafter. Manager’s build out obligations in the Expansion Area are in addition to Manager’s build out obligations in the nTelos Expansion Area and the Legacy Service Area described in Addendum XVIII.

5.
Spectrum. On the Closing Date, Sprint PCS will make available to Manager in the Expansion Area the wireless spectrum in the Expansion Area that is licensed to Sprint PCS or a Related Party of Sprint PCS, subject to any applicable regulatory approvals or licensee consent.  The Exhibit D associated with Section 2.3(a) of the Management Agreement pursuant to Section 7 of Addendum XVIII is hereby deleted in its entirety and replaced with the attached Exhibit D.

6.
Waiver.  The build out obligations set forth in Section 4 of this Addendum supersede any contrary provisions in the Management Agreement and, to the extent applicable, Manager hereby specifically waives any rights under Sections 2.5 and 9.3 of the Management Agreement to decline to implement changes to Program Requirements associated with the build out obligations described in Section 4 of this Addendum. It is understood and agreed that although the provisions of Section 2.5 and 9.3 of the Management Agreement are waived with respect to the build out obligations set forth in Section 4 of this Addendum, other changes to Program Requirements not relating to such build out obligations will be subject to Section 2.5 and 9.3 of the Management Agreement, to the extent applicable.

7.
Management and Service Fees.  As of the Closing Date, fees and credits relating to existing and future Sprint PCS Customers in the Expansion Area will be settled in accordance with the Management Agreement (including specifically Section 10 of the Management Agreement) and Manager will pay Sprint Spectrum L.P. for services in accordance with the Services Agreement (including specifically Section 3 of the Services Agreement).  As of the Closing Date, Sprint PCS is also entitled to retain an amount equal to the Fee Based on Billed Revenue for any nTelos postpaid subscribers in the Expansion Area and an amount equal to the Prepaid Management Fee for any nTelos prepaid subscribers in the Expansion Area, using the same methodology and payable at the same time as that described in the Management Agreement for Customers and Prepaid Subscribers, respectively.  When an nTelos prepaid or postpaid subscriber in the Expansion Area becomes a Converted nTelos Subscriber (as described in category X of the definition of Converted nTelos Subscriber in the Master Agreement), the former nTelos subscriber will be deemed to be a Customer or Prepaid Subscriber (as applicable) in the Service Area and fees and costs relating to such former nTelos subscriber will be settled in accordance with the Management Agreement (including specifically Section 10 of the Management Agreement) and Manager will pay Sprint Spectrum L.P. for services in accordance with the Services Agreement (including specifically Section 3 of the Services Agreement.)  Sprint PCS and Manager agree that any Fee Based on Billed Revenue and Prepaid Management Fee attributable to the Expansion Area will be included in the “Sprint Monthly Retainage Amount” (as defined in Section 2.1 of the Master Agreement), though Sprint PCS specifically reserves the right to exclude any Fee Based on Billed Revenue and Prepaid Management Fee attributable to any future expansions (if any) of the Service Area from the Sprint Monthly Retainage Amount.

8.
LTE Date Core Services Fee.  Manager is required to pay a LTE Data Core Services Fee for existing Sprint PCS Subscribers with a Manager LTE Device in the Expansion Area on the Closing Date and for Sprint PCS Subscribers with a Manager LTE Device added in the Expansion Area after the Closing Date, including any existing nTelos subscriber in the Expansion Area that becomes a Converted nTelos Subscriber with a Manager LTE Device.  Payment of the LTE Data Core Services Fee for the Sprint PCS Subscribers with a Manager LTE Device described in the preceding sentence will be made as part of the annual reconciliation of the LTE Data Core Services Fee.

9.
Miscellaneous Acknowledgements.  The Monthly Inter-Service Area Payment for the initial three year period ending on December 31, 2018 is not changed by the addition of the Expansion Area to the Service Area. Existing Sprint PCS Customers and nTelos subscribers in the Expansion Area will not be included in determining Active Sprint Subscribers or former nTelos Customers for purposes of determining any reimbursement due to Sprint under Section 2.2 of the Master Agreement.

10.
Discontinuance of Operations.  Sprint PCS will discontinue operating all wireless cell sites that Sprint PCS maintains in the Expansion Area in accordance with Section 6.2(b) of the Parkersburg Master Agreement.  Sprint PCS remains the owner of all equipment and other personal property located at the discontinued cell sites and may remove and dispose of such equipment and personal property in any manner that Sprint PCS deems acceptable, in its sole and absolute discretion.

11.
Prepaid Sales Service Support.  Commencing on April 1, 2017, Manager will commence providing to Sprint PCS and Affiliates of Sprint PCS prepaid field sales support for all existing and future prepaid locations in the Service Area (“Prepaid Field Support”) as reasonably directed by Sprint PCS, and consistent with Sprint’s practices for Prepaid Field Support.  Required tasks include, but are not limited to, weekly visits to each retail location, address reported issues or concerns, verify that in-store pricing is correct with appropriate price tags and that all merchandising items are displayed correctly.  As compensation for providing the Prepaid Field Support, Sprint PCS or an Affiliate of Sprint PCS will initially pay to Manager $55,000.00 per month, in arrears, on the 5th day of the subsequent month.  The parties will review the monthly fee on an annual basis and make adjustments necessary to reflect changes in the scope of services provided or an expansion of the Service Area. During the period in which the parties are negotiating the adjustment, if any, in the monthly fee, Sprint PCS or an Affiliate of Sprint PCS will continue to make monthly payments at the then-prevailing rate. Sprint PCS may discontinue the Prepaid Field Support services for any reason and Manager may discontinue the Prepaid Field support services if the parties are unable to agree to a mutually acceptable fee adjustment for the Prepaid Field Support by providing 90 days written notice of termination to the other party.  Upon any termination of the Prepaid Field Support Services, Sprint PCS must resume or cause one its Affiliates to provide the Prepaid Field Support. Compensation for any partial month in which Prepaid Field Support is provided will be prorated based on the actual days in the month in which Prepaid Field Support was provided.

12.
Competing Transaction. The fourth paragraph of Section 2.3(d)(ii) of the Management Agreement (which commences with a sentence providing “If Sprint PCS and Manager have not negotiated a mutually acceptable addendum within such 90 day period…”) is hereby deleted and replaced with the following:

If Sprint PCS and Manager have not negotiated a mutually acceptable addendum within such 90 day period, then for a period of 60 days thereafter, Sprint PCS has and may elect to exercise an option to purchase the Operating Assets on the same terms and conditions and utilizing the same process and schedule available to Sprint PCS under Section 11.6.1 of the Agreement upon an Event of Termination by providing written notice to Manager; provided that the amount paid to Manager for the Operating Assets shall be 90% of the Entire Business Value; unless the Competing Transaction occurs within five years following the Effective Date of Addendum XX, in which case Manager will create a pro forma income statement for the Expansion Area for the calendar year in which the option to purchase the Operating Assets occurs based on actual revenue and expenses relating to the Expansion Area (or if the amount of actual revenue and expenses cannot be determined, estimated revenues and expenses based on Manager’s averages) to determine the pro forma EBITDA for the Expansion Area (the “Expansion Area EBITDA”) for that calendar year.  If 90% multiplied by the product of the Expansion Area EBITDA and the average of the multiples used by the three appraisers that value the Enterprise Business Value (such product, the “EBITDA Value”) is less than the net book value of the Operating Assets in the Expansion Area (determined in a manner consistent with that used by Manager in preparing its financial statements), then Manager will receive Manager’s net book value of the Operating Assets in the Expansion Area plus 90% of the Entire Business Value excluding the Expansion Area.  For avoidance of doubt, if 90% of the EBITDA Value is equal to or greater than the net book value of the Operating Assets in the Expansion Area, Manager will receive 90% of the Entire Business Value.

13.
Addition of Horizon. Horizon acknowledges and agrees that by entering into this Addendum, it has become a party to and is entitled to rights and subject to obligations under the Management Agreement and the Services Agreement.  As of the Effective Date, all references to Sprint PCS will be deemed to include Horizon and Horizon is jointly and severally liable for the obligations of Sprint PCS thereunder.

General Provisions

14.
Manager and Sprint PCS’ Representations.  Manager and Sprint PCS each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party.  Each of Manager and Sprint PCS also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party’s right or obligation to consummate the transactions contemplated by this Addendum.

15.
Reaffirmation of Sprint Agreements.  Each of the undersigned reaffirms in their entirety, together with their respective rights and obligations thereunder, the Management Agreement, the Services Agreement, the Trademark and Service Mark License Agreements, and the Schedule of Definitions (as defined in the Management Agreement).

16.	Counterparts. This Addendum may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first above written.

SHENANDOAH PERSONAL COMMUNICATIONS, LLC

By:	/s/ Christopher E. French
Name:	Christopher E. French
Title:	President and CEO

SPRINT SPECTRUM L.P.

By:	/s/ Tarek A. Robbiati
Name:	Tarek A. Robbiati
Title:	Chief Financial Officer

SPRINT COMMUNICATIONS COMPANY, L.P.

By:	/s/ Tarek A. Robbiati
Name:	Tarek A. Robbiati
Title:	Chief Financial Officer

SPRINTCOM, INC.

By:	/s/ Tarek A. Robbiati
Name:	Tarek A. Robbiati
Title:	Chief Financial Officer

HORIZON PERSONAL COMMUNICATIONS, LLC

By:	/s/ Tarek A. Robbiati
Name:	Tarek A. Robbiati
Title:	Chief Financial Officer